EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
SEI Investments Company:
We consent to the incorporation by reference in the registration statements (No. 2-73997, No. 333‑41343, No. 333-111224, No. 333-149549 and No. 333-197598) on Form S-8 of SEI Investments Company of our report dated February 23, 2015, with respect to the balance sheet of LSV Asset Management as of December 31, 2014, and the related statements of operations, changes in partners’ capital and cash flows for the year ended December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of SEI Investments Company.
/s/ KPMG LLP
Philadelphia, PA
February 23, 2015